AMENDMENT NO. 1

December 1, 2006

PRINCIPAL UNDERWRITER’S AGREEMENT

This Principal Underwriter’s Agreement dated February 1, 2003 (the “Agreement”) by and between Sun Life Insurance and Annuity Company of New York (the “Insurance Company”) and Clarendon Insurance Agency, Inc. (“Clarendon”) is hereby amended as follows:

Paragraph five of section IV. of the Agreement is hereby deleted in its entirety and replaced with the following:

IV. Expense Reimbursement

Within thirty (30) days after the last day of each month, Clarendon intends to submit to Insurance Company a detailed written statement of charges due from Insurance Company to Clarendon in the preceding calendar month.  Clarendon reserves the right to provide statements on a less frequent basis, but in no event less than on a quarterly basis.  Each statement shall include charges not included in any previous statements, and any balance payable or to be refunded as shown in the statement shall be paid or refunded within thirty (30) days following receipt of the written statement by Insurance Company.

Section VI. J. of the Agreement is hereby renumbered as section VI. K.

A new section VI. J. is added to the Agreement as follows:

J.  Customer Information

Clarendon shall implement and maintain appropriate measures designed to meet the objectives of New York Insurance Department Regulation No. 173, with respect to safeguarding Insurance Company’s customer information and customer information systems.  Clarendon shall adjust its information security program at the request of Insurance Company for any relevant changes dictated by Insurance Company’s assessment of risk around its customer information and customer information systems.  Confirming evidence that Clarendon has satisfied its obligations under this agreement shall be made available, during normal business hours, for inspection by Insurance Company, anyone authorized by Insurance Company, and any governmental agency that has regulatory authority over Insurance Company’s business activities.

All other terms of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their respective officers duly authorized to do so, as of the date first above written.

Sun Life Insurance and Annuity Company of New York

Ronald H. Friesen                                                                           Michael K. Moran
Vice President and Chief Financial Officer                                                                                     Vice President, Chief Accounting
and Treasurer                                                                                     Officer and Controller

Clarendon Insurance Agency, Inc.

Nancy C. Atherton                                                                           Jane F. Jette
Assistant Vice President and Tax Officer                                                                                     Financial/Operations Principal and
Treasurer

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